UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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HC2 Holdings, Inc.

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Dear HC2 Stockholders:

Your Board of Directors and management team believe it is unfortunate that, rather than engage in a constructive and collaborative dialogue on how to create sustainable long-term value for all HC2 stockholders, Percy Rockdale, a New York hedge fund that only recently became a stockholder of the Company on December 26, 2019, has chosen instead to run a costly and distracting consent solicitation in an attempt to remove certain executives and the Board of Directors, which risks jeopardizing stockholder value. Percy Rockdale is attempting to take full control of your Board of Directors by removing the Company’s current directors and replacing them with Percy Rockdale’s handpicked nominees, including Michael Gorzynski, Percy Rockdale’s sole manager. It is equally concerning that Percy Rockdale chose to take advantage of the Company’s stockholder friendly governance provisions - such as the right to act by written consent - during a period of extreme market uncertainty caused by the coronavirus which will unnecessarily cause disruption. Percy Rockdale has already nominated director candidates to be voted on at the Company’s Annual Meeting of Stockholders, expected to be held at its customary time in just a few months.

Before our current executive team took the helm, the Company had one business classified as a discontinued operation and was on a path to de-listing from the New York Stock Exchange. Now, HC2 is a well-diversified holding company and is strategically positioning itself for the future, diligently improving its capital structure through monetizing assets, reducing debt and streamlining its operating expenses. Unnecessary changes to this team and the Board of Directors are not warranted. Our current Board, made up of six highly qualified directors, continuously provides value through guidance and governance and has been a driving force in expanding the Board with qualified candidates with appropriate experience and skillsets. The Board welcomed the addition of Ms. Julie Springer last month after a lengthy and thorough director search process begun by our 100% independent Nominating and Governance Committee, well in advance of the arrival of Percy Rockdale in late December 2019.

Percy Rockdale is unnecessarily accelerating your annual vote on each and every one of our directors (given we have an annually elected Board), including our President and CEO, by launching an unwarranted consent solicitation during a global pandemic seeking to take full control of your Board and potentially jeopardizing the future value of the Company’s assets with its own handpicked nominees. Our Annual Meeting of Stockholders is only a few months away and Percy Rockdale has already nominated candidates to be considered and voted on by you at that meeting. Percy Rockdale’s consent solicitation is irrational, unwarranted and risks destroying long-term stockholder value during a critical inflection point in HC2’s business model.

PERCY ROCKDALE REFUSES TO ENGAGE WITH YOUR BOARD DESPITE OUR MULTIPLE EFFORTS TO ENGAGE IN A CONSTRUCTIVE DIALOGUE

On multiple occasions, both before and after Percy Rockdale initiated its consent solicitation, members of your Board of Directors and management team reached out to and offered to engage directly with Percy Rockdale to discuss its concerns in a cooperative manner. Despite these ongoing attempts, Percy Rockdale continuously refused to engage with your Board of Directors or management team. We are confused by this decision given our understanding of the importance investors place on such constructive engagement.

Percy Rockdale’s irrational decision to refuse to engage with the Company and run a costly consent solicitation after being a stockholder for just three months only serves to distract your Board of Directors and management team while significantly increasing Company expenses and destroying stockholder value in the midst of the global COVID-19 pandemic. Currently, your Board of Directors and management team are committed to focusing on managing the Company’s business and preserving stockholder value during these unprecedented and highly uncertain times, as well as ensuring the safety, health and well-being of the Company’s employees. Yet, despite the unwarranted and wasteful nature of Percy Rockdale’s attempt to replace your entire Board of Directors, your independent Directors and management team continue to be open to engaging with Percy Rockdale, as we would do with any of our stockholders.

PERCY ROCKDALE IS ATTEMPTING TO TAKE CONTROL OF YOUR COMPANY WITHOUT PAYING YOU AN APPROPRIATE CONTROL PREMIUM

Percy Rockdale has been an HC2 stockholder for JUST three months. Rather than engage in a constructive dialogue with us, Percy Rockdale has chosen to pursue an unwarranted and unnecessary consent solicitation without any inside knowledge of HC2’s business operations as a means to take full control of the Company without providing you an appropriate control premium.

Despite demanding that stockholders rush to make critical but unnecessary decisions, Percy Rockdale compounds its risky behavior by failing to produce a coherent business plan describing in detail how their director nominees will be better positioned than your Board of Directors to generate long-term sustainable value for all stockholders.

YOUR BOARD AND MANAGEMENT TEAM ACQUIRED THE COMPANY WHEN IT WAS JUST A SINGLE, LOSS GENERATING, HELD FOR SALE BUSINESS, AND, OVER THE SUBSEQUENT SIX YEARS, BUILT HC2 INTO A WELL-POSITIONED, DIVERSIFIED HOLDING COMPANY WITH SEVEN MAJOR SEGMENTS ACROSS MULTIPLE SECTORS

Philip Falcone, our current Chief Executive Officer and President of HC2, purchased a 24% interest in PTGi Holding in 2014 while at HRG Group, which was a publicly traded diversified holding company, with the objective of building out a diversified platform. At the time, PTGi Holding was a NYSE listed shell company with one money-losing asset, and was in the process of liquidating and de-listing from the New York Stock Exchange. The company was renamed HC2 Holdings (“HC2”) and on December 1, 2014, Mr. Falcone left his role of Chairman & CEO of HRG Group to fully focus on running and building out the HC2 platform. Six years later, HC2 is now made up of seven well-established and diversified business segments. During those six years, your Board of Directors and management team made several investments that proved to be accretive to our stockholders, including:

DBM Global

•	Increased annual Adjusted EBITDA by approximately 65% from $46 million, on a pro forma basis, in 2014 to $76 million in 2019.
•	Reported backlog at $498 million at year-end 2019, on an adjusted basis, which includes awarded, but not yet signed contracts, to a near record level of $826 million.
•	Arranged the financing for the 2018 acquisition GrayWolf Industrial, which expanded DBM’s capabilities to include specialized heavy-industrial construction, maintenance, turnaround, and fabrication services; this diversification of DBM’s service offerings provided more recurring revenues to counter the cyclicality of the U.S. construction market.
•	Through HC2’s assistance in the acquisition process, DBM has significantly expanded annual fabrication capacity and extended its service footprint to target high-growth construction markets in the Western U.S. and Gulf Coast regions.
•	Project completions since 2014 have included the recently completed LA Rams / LA Chargers stadium in Inglewood, CA, as well as project work with blue chip customers, including Amazon, Apple, Facebook, Google and Tesla.

Global Marine Group (“GMG”)

•	In February 2020, HC2 completed the sale of GMG, excluding the Huawei Marine Networks (“HMN”) joint venture interest, for $250 million less debt, pension and other adjustments. HC2 received net proceeds of approximately $99 million from the transaction.
•	In October 2019, announced a definitive agreement for the sale of HMN, valuing GMG’s 49% interest at $140 million with the sale to occur in two tranches.
o	Proceeds of approximately $85 million for the initial sale of the 30% stake, less applicable taxes and other adjustments; expected to close by early Q2 2020.
o	Remaining 19% interest retained under a two-year put option.
•	HC2 acquired GMG in September 2014 at a value of $260 million as compared to a value of $390 million from the combined transactions, an increase of 50% in less than 5 years.
o	Refreshed fleet, renewed all three maintenance contracts, pivoted business to high growth offshore power segment.

American Natural Energy

Since HC2’s initial investment in 2014:

•	Increased annual Adjusted EBITDA from a small loss, on a pro forma basis, in 2014 to $17 million in 2019.
•	Increased its Compressed Natural Gas (“CNG”) fueling station footprint to approximately 60 stations across 17 states from 5 stations at the time of HC2’s initial investment.
•	Now one of the largest 100% Class-8 eligible CNG fueling footprints and one of the largest purchasers and distributors of Renewable Natural Gas ("RNG") in the U.S.
•	In 2019, delivered gasoline-gallon equivalents (“GGE”) of approximately 19 million, or approximately 24 million on an annualized basis.

Continental Insurance Group Ltd.

Since HC2’s initial acquisition of the long-term care assets from American Financial Group in 2015, our insurance subsidiary:

•	Has grown platform assets to approximately $4.5 billion in cash, cash equivalents and invested assets and has increased total adjusted capital base by nearly fourfold in 4 years, through its 2018 acquisition of Humana’s long-term care insurance business.
•	Built a powerful insurance platform, including a team with approximately 130 insurance professionals based in Austin, Texas, which has served as a competitive advantage in acquiring books of business.
•	All completed with an approximate $30 million at risk capital today.

Pansend Life Sciences

Since its inception in 2014, HC2’s Pansend Life Sciences platform has made strategic investments in companies developing innovative healthcare technologies and solutions with significant potential for value creation.

MediBeacon

MediBeacon is a medical technology company focused on advancing fluorescent tracer agents and transdermal detection technology to provide vital and actionable measurement of organ function.

•	Transdermal GFR Measurement System ("TGFR") is intended to measure glomerular filtration rate or “GFR” in patients with impaired or normal kidney function.
•	In 2018, granted Breakthrough Device designation for TGFR from the U.S. Food and Drug Administration.
•	In 2019, entered an exclusive commercialization partnership with Huadong Medicine that included an initial $15 million equity investment at a $315 million post-money valuation, which will fund the company through upcoming FDA pivotal clinical trials and the upcoming FDA approval process.

•	Other possible uses of the fluorescent tracer technology include transdermal GI permeability measurement, and ocular and surgical visualization.

R2 Technologies

R2 Technologies is a medical technology company developing CryoAesthetic technologies that promote the appearance of clear youthful skin.

•	Two distinct medical devices in development provide skin lightening and evening to patients using cold technology.
•	Received two U.S. Food and Drug Administration approvals.
•	In 2019, entered an exclusive distribution agreement with Huadong Medicine. In addition, Huadong made a $10 million equity investment at a post-money valuation of $60 million to fund the company's next phase of product and market development.

BeneVir Biopharm

•	BeneVir Biopharm was acquired by Janssen Biotech, Inc. (Johnson & Johnson), for up to $1.04 billion, with a $140 million upfront cash payment and approximately $900 million of pre-determined milestones (Pansend owned ~76% of BeneVir); HC2’s total investment in BeneVir was approximately $8 million.

HC2 Broadcasting

Since HC2’s initial broadcast acquisitions in November 2017, the platform has made significant progress in achieving its goal of building the largest, most comprehensive, state-of-the-art U.S. over-the-air (“OTA”) distribution platform for high-quality providers to deliver their content to rapidly growing OTA viewership in the U.S.

•	HC2 has acquired television broadcast spectrum and licenses to cover a significant part of the U.S.
•	Currently, we have 210 operating stations in 91 DMAs in total across the U.S. and Puerto Rico. These 91 DMAs represent 74% of total U.S. TV households, according to Nielsen.
•	When we complete the build out of an additional 40 licenses, which we plan to bring online in 2020, we expect to have presence in approximately 100 DMAs that represent nearly 80% of total U.S. TV households, including 9 of the top 10 and 34 of the top 35 DMAs. This would make us the largest over-the-air broadcast distribution platform in the U.S. and would put us in an excellent position to attract additional high quality content providers.

PTGi ICS

Since the inception of HC2 in 2014, PTGi ICS completed a rigorous restructuring of the business, which had been generating losses prior to HC2’s involvement and has contributed meaningful upstream dividends to HC2 as its business runs off its remaining lifecycle.

HC2 IS MAKING MEANINGFUL PROGRESS ON IMPROVING ITS CAPITAL STRUCTURE

HC2 has developed and implemented a plan to improve the Company’s capital structure and has repositioned itself with a core focus on long-term growth. In November 2018, the Company made the prudent decision to refinance its debt during a time of very unfavorable credit market conditions. The Company completed the refinancing amid the ongoing uncertainty in the global credit markets and despite unfavorable terms, rather than risk the possibility of a “going concern opinion” that would result if the refinancing was not completed by mid-February 2019. A “going concern opinion” would have put the company under tremendous pressure, potentially disrupting operations and placing the entire enterprise in jeopardy.

Since the 2018 refinancing, HC2 has been forthright and transparent with stockholders about the challenges posed by our capital structure. Consequently, the Board of Directors and management team recognized that challenge and made debt reduction the number one priority well in advance of Percy Rockdale’s arrival in late December 2019.

Your Board of Directors and management team identified and implemented actions designed to reduce debt and increase liquidity:

✓	Completing the sale of Global Marine Group and the impending close on the sale of Global Marine Group’s 49% joint venture with Huawei Marine Networks Co., Ltd.

✓	The completed redemption of $77 million of the Company’s 11.5% Notes, with an additional portion of 11.5% Notes to be redeemed following the closing of the joint venture sale.

✓	Announcing advanced discussions to divest Continental Insurance and the exploration of strategic alternatives for DBM Global Inc., the proceeds of which will be used to further redeem and potentially eliminate the 11.5% Notes.

Since announcing its strategic plan, your Board of Directors, together with HC2’s management team, have continuously informed our stockholders that the Company is laser focused on debt reduction. The recent sale of Global Marine Group is clear evidence that your Board of Directors and management team have followed through on our promises.

OPTIMIZING OUR COST STRUCTURE AND MANAGING RISK

Well in advance of Percy Rockwell’s arrival as a stockholder in late December 2019, in addition to reduced bonus costs, your Board of Directors and management team made a concerted effort to reduce HC2’s corporate vendor costs and third-party expenses. This is evident from FY2018 to FY2019, where HC2 reduced corporate expenses by $8 million, or approximately 31%.

Also prior to the arrival of Percy Rockdale in late December 2019, your Board of Directors and management team meaningfully reduced overhead while at the same time appropriately managing risk. Your Board of Directors prudently sought to mitigate the risks inherent across the Company’s multiple complex subsidiaries while at the same time reduced overhead costs.

EXECUTING A STRATEGIC PLAN THAT IS DELIVERING RESULTS AND GENERATING SUSTAINABLE STOCKHOLDER VALUE

We are executing our strategic plan and are delivering results. In the past two years, the Company has taken the following steps, among others, designed to deliver long-term sustainable value to all stockholders:

August 9, 2018 - HC2 portfolio company Continental General Insurance completed acquisition of $2.4 billion long-term care insurance business from Humana Inc.

October 22, 2018 - Announced strategic alternatives for GMG.

November 30, 2018 - HC2 portfolio company DBM Global Inc. completed acquisition of GrayWolf Industrial.

February 25, 2019 - Amended the Company’s By-Laws to implement majority voting standard of directors in uncontested elections.

March 12, 2019 - Announced plan to reduce holding company’s debt.

June 13, 2019 - Pansend Life Sciences’ portfolio company, R2 Technologies, entered into exclusive China / Asia-Pacific distribution agreement.

June 17, 2019 - ANG, an HC2 portfolio company, acquired ampCNG.

July 31, 2019 - Pansend Life Sciences’ portfolio company MediBeacon announced $30 million investment from Huadong Medicine and an exclusive commercialization partnership in greater China.

October 25, 2019 - HC2 Broadcasting Holdings Inc. completed $79 million financing.

October 30, 2019 - HC2's Marine Services segment announced sale of HMN joint venture.

December 19, 2019 - Broadcasting announced considerable progress in the build-out of its OTA platform, and added notable high-quality content providers to its lineup, including beIN SPORTS XTRA, and later announced agreements with content providers Cheddar News and CBS Television Distribution's new DABL network.

January 30, 2020 - Announced definitive agreement to sell GMG for total enterprise value of $250 million.

February 11, 2020 - Announced the appointment of a new female director (Julie Springer) and announced that our CEO of both HC2 Holdings and Broadcasting, Phil Falcone, would not receive a bonus in 2019.

These prudent steps taken by your Board of Directors laid the foundation for the 88% stock price appreciation that occurred from the end of calendar year 2019 until March 2, 2020, a date just prior to the surge in COVID-19-related market volatility, and a 67% stock price appreciation since the Company’s 2019 Annual Meeting of Stockholders (i.e., between June 13, 2019 and March 2, 2020).

March 2, 2020 - HC2 completed sale of GMG and provided notice of redemption to bondholders to redeem $76.9 million of HC2’s 11.5% Senior Secured Notes.

April 2, 2020 - HC2 completed redemption of $76.9 million of HC2’s 11.5% Senior Secured Notes.

In addition, in 2019 total Adjusted EBITDA more than doubled to a record $91 million. While continuing to deleverage, HC2 is transitioning toward a growth and innovation model with an emphasis on our existing portfolio holdings of Broadcasting, Energy and Life Sciences, as we continue to explore strategic options for DBM Global.

As we continue to explore strategic alternatives for our insurance and construction businesses, we believe we are firmly on the path to strengthening the balance sheet and transforming HC2 into a growth and innovation company. We believe your current Board of Directors and management team possess the right combination of financial acumen, operational expertise, and relevant skills and have the established track records to make the critical decisions that will dictate the success of our new business model.

WE HAVE A TRULY INDEPENDENT BOARD ACCOUNTABLE TO ALL STOCKHOLDERS

In addition to our plan to pivot our model to become a growth and innovation company, your Board of Directors continually strives to add skillsets that will support the Company’s evolution. Five of the six directors on your Board of Directors are independent. Your Directors also hail from numerous geographic areas and professional backgrounds and have served on the boards of world-class public companies, including other diversified holding companies.

Earlier this year, we enhanced our Board of Directors by welcoming Julie Springer as the newest independent director. Since early 2019, well prior to the arrival of Percy Rockwell in late December 2019, our 100% independent Nominating and Governance Committee conducted a thorough and robust search process to identify Ms. Springer—a new, independent and highly qualified director—who not only possesses the requisite skill set to complement her fellow directors, but also enhances Board diversity. The Nominating and Governance Committee had been looking for a qualified candidate with deep marketing expertise and adding a proven leader in marketing and branding like Ms. Springer will help HC2 better communicate our long-term strategy of evolving into a growth and innovation story.

Your Board of Directors has always demonstrated a track record of stockholder accountability, including the appointment of a preferred stockholder nominee, Lee Hillman, to your Board of Directors. Unfortunately, by choosing to not constructively engage with your Board of Directors and making its director candidates unavailable for our well-established nominee evaluation process, a process which is considered corporate governance best practice, Percy Rockdale has demonstrated a desire to play by its own rules, a blatant disregard for you, our stockholders.

The Company’s incumbent directors possess extensive experience in energy, telecommunications, restructuring, leveraged finance, distressed debt, media and consumer marketing. Additionally, five of our directors have public company board experience and four have served as executive officers of public companies. Your highly qualified directors were carefully selected to provide the right mix of skills and experience to oversee the successful execution of the Company’s strategic plan.

PERCY ROCKDALE’S IRRATIONAL AND UNWARRANTED CONSENT SOLICITATION COULD DESTROY STOCKHOLDER VALUE

Percy Rockdale, a New York hedge fund that only recently became a stockholder of the Company on December 26, 2019, has yet to publicly disclose any detailed plans, proposals, ideas or information as to Percy Rockdale’s proposed path forward for the Company. Percy Rockdale has neither identified what it would do differently if given control of the Company nor articulated how it intends to operate our diverse set of businesses in a way that will create sustainable long-term stockholder value.

Because Percy Rockdale chose to refuse to engage in a constructive dialogue with our independent Directors and instead opted to run a costly, distracting and unnecessary consent solicitation to take control of your Board of Directors, Percy Rockdale puts all of our progress to date at serious risk. We fear Percy Rockdale’s irrational and unwarranted campaign for full control of our Board of Directors puts all of our stockholders at risk and could destroy stockholder value.

THE CHOICE IS CLEAR

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD

Your Board of Directors unanimously recommends that stockholders sign, date and promptly return the enclosed WHITE Consent Revocation Card and mark “REVOKE MY CONSENT” boxes to oppose each of Percy Rockdale’s proposals and support the Company’s independent, experienced and highly qualified directors. Please do not return or otherwise vote any green consent card sent to you by Percy Rockdale—even as a protest vote against Percy Rockdale.

No matter how many or how few shares you own, your revocation of consent is extremely important to ensuring HC2 can carry out its strategic objective of creating near-term value and driving even higher returns over the long term for all of our stockholders. Please act today and make your voice heard regarding the future of the Company.

If you have any questions or need assistance in voting your shares, please contact our soliciting agent, Okapi Partners. Stockholders may call Okapi at (877) 629-6355. Banks and brokerage firms may call Okapi at (212) 297-0720. Stockholders, banks and brokerage firms may also contact Okapi via email at HC2consent@okapipartners.com.

We believe that HC2’s highly qualified and experienced Board of Directors is best positioned to oversee the continued successful execution of HC2’s strategy and to deliver substantial value to all of our stockholders. On behalf of the Board of Directors and our management team, thank you for your continued support, interest and investment in HC2.

On behalf of your Board of Directors, sincerely,

Warren H. Gfeller
Chairman of the Board of Directors, HC2

If you have any questions or need assistance voting contact:

1212 Avenue of the Americas

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6355

Email: info@okapipartners.com

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Construction, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might” or “continues” or similar expressions. The forward-looking statements in this communication include, without limitation, any statements regarding our expectations regarding building stockholder value, future cash flow, longer-term growth and invested assets, the timing or prospects of any refinancing of HC2's remaining corporate debt, any statements regarding HC2’s expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing HC2’s leverage and related interest expense at the holding company level generally and with the net proceeds of such divestitures, reducing corporate overhead, growth opportunities at HC2’s Broadcasting and Energy businesses and unlocking value at HC2’s Life Sciences segment. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (the “SEC”), including in our reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and its subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2’s common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; activities by activist stockholders, including a proxy contest, consent solicitation or any unsolicited takeover proposal; effects of litigation, indemnification claims and other contingent liabilities; changes in regulations and tax laws; the risks and uncertainties associated with, and resulting from, the COVID-19 pandemic; and risks that may affect the performance of the operating subsidiaries and portfolio companies of the Company. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Garrett Edson

ir@hc2.com

(212) 235-2691